QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899 www.careered.com

CAREER EDUCATION CORPORATION ACQUIRES
LEADING FRENCH SCHOOL GROUP

        Acquisition Further Expands International Presence

        Hoffman Estates, Ill. (February 18, 2003)—Career Education Corporation (NASDAQ:CECO) today announced that it has acquired Formastrat SA and its subsidiaries, also known as the INSEEC Group, an operator of nine postsecondary schools in Paris, Bordeaux and Lyon, France. The acquisition is expected to be mildly accretive to earnings in 2003.

        The INSEEC Group, which has approximately 4,000 students and approximately $23 million in annual net revenue, offers the French equivalent of bachelor's and master's degree programs in business (seven schools), and advertising and communications (one school). The group also includes a market leading training school serving the healthcare/pharmaceutical industries (one school).

        "This acquisition marks CEC's entry into the education market in France and is a significant step towards our goal of becoming the leading worldwide provider of quality educational services," said John M. Larson, chairman, president and chief executive officer of CEC. "There is a strong demand in France for the type of high quality private education that the INSEEC Group has been providing for the past 25 years.

        "The growth prospects for the acquired campuses are strong," Larson said. "The INSEEC Group has an excellent reputation and its strong brand identity provides a solid platform for additional expansion in Europe," he said. "Consistent with previous acquisitions, CEC will be able to promote further growth of the INSEEC Group by expanding its marketing channels, adding new programs and introducing online education."

        Career Education Corporation (www.careered.com) is the world's largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. CEC's Colleges, Schools and Universities Group operates 51 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offer master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts, and health education. The Online Education Group's AIU Online Division offers master's degree, bachelor's degree and associate degree programs in information technology, business administration, visual communication and education. Including the INSEEC Group, CEC's total student population on January 31, 2003 would have been approximately 55,100 students.

        The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. Factors that could cause such differences include costs and difficulties associated with opening new campuses and in integrating acquisitions, costs associated with the Online Education Group, changes in the regulatory environment and those matters disclosed in Career Education Corporation's filings with the Securities and Exchange Commission (SEC). Career Education Corporation assumes no obligation to update its forward-looking statements.

QuickLinks

  Exhibit 99.1